FORM OF
                               [NAME OF FUND]
                            AMENDED AND RESTATED
                             MULTIPLE CLASS PLAN


WHEREAS, _______________________ (the "Fund"), a _____________
corporation/trust, is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company that offers shares of common stock/beneficial interest;
WHEREAS, American Funds Distributors, Inc. (the "Distributor") serves as the principal underwriter for the Fund;
WHEREAS, the Fund has adopted Plans of Distribution (each a "12b-1 Plan") under which the Fund may bear expenses of distribution of its shares, including payment and/or reimbursement to the Distributor for certain of its expenses incurred in connection with the Fund;
WHEREAS, the Fund is authorized to issue four classes of shares of common stock/beneficial interest, designated as Class A shares, Class B shares, Class C shares and Class F shares;
WHEREAS, Rule 18f-3 under the 1940 Act permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio if, among other things, an investment company adopts a written Multiple Class Plan (the "Plan") setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges;
WHEREAS, the Board of Directors/Trustees of the Fund adopted a Multiple Class Plan on ______________; and
WHEREAS, the Board of Directors/Trustees of the Fund has determined, that it is in the best interest of each class of shares of the Fund individually, and the Fund as a whole, to amend and restate its Multiple Class Plan in recognition of it issuing additional classes of shares;
NOW THEREFORE, the Fund adopts this Plan as follows:
1. Each class of shares will represent interests in the same portfolio of investments of the Fund, and be identical in all respects to each other class, except as set forth below. The differences among the various classes of shares of the Fund will relate to: (i) distribution, service and other charges and expenses as provided for in paragraph 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or the separate voting right of each class on matters for which the interests of one class differ from the interests of another class; (iii) such differences relating to eligible investors as may be set forth in the Fund's prospectus and statement of additional information ("SAI"), as the same may be amended or supplemented from time to time; (iv) the designation of each class of shares; (v) conversion features; and (vi) exchange privileges.
2. (a) Certain expenses may be attributable to the Fund, but not a particular class of shares thereof. All such expenses will be borne by each class on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the Distributor, the investment adviser or other provider of services to the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted by Rule 18f-3 under the 1940 Act and any other applicable law.
(b) A class of shares may be permitted to bear expenses that are directly attributable to that class, including: (i) any distribution service fees associated with any rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such rule 12b-1 Plan; (ii) any administrative service fees attributable to such class; and (iii) any transfer agency and shareholder servicing fees attributable to such class.
(c) Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be applied properly to one class of shares of the Fund shall be so applied upon approval by votes of the majority of both (i) the Board of Directors/Trustees of the Fund; and (ii) those Directors/Trustees of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) ("Independent Directors/Trustees").
3. Consistent with the general provisions of section 2(b), above, each class of shares of the Fund shall differ in the amount of, and the manner in which costs are borne by shareholders as follows:
(a) Class A shares
(i) Class A shares shall be sold at net asset value plus a front-end sales charge, at net asset value without a front-end sales charge but subject to a contingent deferred sales charge ("CDSC"), and at net asset value without any sales charge, as set forth in the Fund's prospectus and SAI.
(ii) Class A shares shall be subject to an annual distribution expense under the Fund's Class A Plan of Distribution of up to 0.25% [or 0.30% or 0.15%] of average net assets, as set forth in the Fund's prospectus, SAI, and Plan of Distribution. This expense consists of a service fee of up to 0.25% plus certain other distribution costs.
(b) Class B shares
(i) Class B shares shall be sold at net asset value without a front-end sales charge, but are subject to a CDSC and maximum purchase limits as set forth in the Fund's prospectus and SAI.
(ii) Class B shares shall be subject to an annual 12b-1 expense under the Fund's Class B Plan of Distribution of 1.00% [or 0.90%] of average net assets, as set forth in the Fund's prospectus, SAI, and Class B Plan of Distribution. This expense shall consist of a distribution fee of 0.75% and a service fee of 0.25% of such net assets.
(iii) Class B shares will automatically convert to Class A shares of the Fund approximately eight years after purchase, subject to the limitations described in the Fund's prospectus and SAI. All conversions shall be effected on the basis of the relative net asset values of the two classes of shares without the imposition of any sales load or other charge.
(iv) Class B shares shall be subject to a fee (included within the transfer agency expense) for additional costs associated with tracking the age of each Class B share.
(c) Class C shares
(i) Class C shares shall be sold at net asset value without a front-end sales charge, but are subject to a CDSC and maximum purchase limits as set forth in the Fund's prospectus and SAI.
(ii) Class C shares shall be subject to an annual 12b-1 expense under the Fund's Class C Plan of Distribution of 1.00% of average net assets, as set forth in the Fund's prospectus, SAI, and Class C Plan of Distribution. This expense shall consist of a distribution fee of 0.75% and a service fee of 0.25% of such net assets.
(iii) Class C shares shall be subject to an Administrative Services fee comprising transfer agent fees (according to the fee schedule contained in the Shareholder Services Agreement between the Fund and its transfer agent for its Class A and Class B shares) plus 0.15% of average net assets, as set forth in the Fund's prospectus, SAI, and Class C Administrative Services Agreement. Class C shares will pay only those transfer agent fees that are attributed to accounts of and activities generated by the Class C shares.
(iv) Class C shares will automatically convert to Class F shares of the Fund approximately ten years after purchase, subject to the limitations described in the Fund's prospectus and SAI. All conversions shall be effected on the basis of the relative net asset values of the two classes of shares without the imposition of any sales load or other charge.
(v) Class C shares shall be subject to a fee (included within the transfer agency expense) for additional costs associated with tracking the age of each Class C share.
(d) Class F shares
(i) Class F shares shall be sold at net asset value without a front-end or back-end sales charge.
(ii) Class F shares shall be subject to an annual 12b-1 expense under the Fund's Class F Plan of Distribution of up to 0.50% of average net assets, as set forth in the Fund's prospectus, SAI, and Class F Plan of Distribution.
This expense shall consist of a distribution fee of 0.25% and a service fee of 0.25% of such net assets.
(iii) Class F shares shall be subject to an Administrative Services fee comprising transfer agent fees (according to the fee schedule contained in the Shareholder Services Agreement between the Fund and its transfer agent for its Class A and Class B shares) plus 0.15% of average net assets, as set forth in the Fund's prospectus, SAI, and Class F Administrative Services Agreement. Class F shares will pay only those transfer agent fees that are attributed to accounts of and activities generated by the Class F shares.
All other rights and privileges of Fund shareholders are identical regardless of which class of shares are held.
4. This Plan shall not take effect until it has been approved by votes of the majority of both (i) the Board of Directors/Trustees of the Fund; and (ii) the Independent Directors/Trustees.
5. This Plan shall become effective with respect to any class of shares of the Fund, other than Class A, Class B, Class C or Class F shares, upon the commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional class by votes of the majority of both (i) the Board of Directors/Trustees of the Fund; and (ii) Independent Directors/Trustees prior to the offering of such additional class of shares), and shall continue in effect with respect to such additional class or classes until terminated in accordance with paragraph 7. An addendum setting forth such specific and different terms of such additional class or classes shall be attached to and made part of this Plan.
6. No material amendment to the Plan shall be effective unless it is approved by the votes of the majority of both (i) the Board of Directors/Trustees of the Fund; and (ii) Independent Directors/Trustees.
7. This Plan may be terminated at any time with respect to the Fund as a whole or any class of shares individually, by the votes of the majority of both (i) the Board of Directors/Trustees of the Fund; and (ii) Independent Directors/Trustees. This Plan may remain in effect with respect to a particular class or classes of shares of the Fund even if it has been terminated in accordance with this paragraph with respect to any other class of shares.
IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by its officers thereunto duly authorized, as of ____________________.
By
By